Exhibit 99.1

Joint Filing Agreement

February 1, 2023

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, Galperin Trust, Meliga No. 1 Limited Partnership, and Volorama Stichting each hereby agree to the joint filing of this Statement on Schedule 13G (including any and all amendments hereto). In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13G. A copy of this Agreement shall be attached as an exhibit to the Statement on Schedule 13G filed on behalf of each of the persons hereto, to which this Agreement relates.

This Agreement may be executed in multiple counterparts, each of which shall constitute an original, one and the same instrument.

Galperin Trust

By: Corpag Services (Switzerland) S.A.

/s/ Celine Odermatt
By: Celine Odermatt
Its: Authorized signatory

Meliga No. 1 Limited Partnership

By: Volorama Stichting, its general partner

/s/ Eduardo M. Sanguinetti
By: Eduardo M. Sanguinetti
Its: Managing Director A

/s/ Wouter Swierstra
By: Wouter Swierstra on behalf of Corpag Services (Netherlands) B.V.
Its: Managing Director B

Volorama Stichting

/s/ Eduardo M. Sanguinetti
By: Eduardo M. Sanguinetti
Its:Managing Director A

/s/ Wouter Swierstra
By: Wouter Swierstra on behalf of Corpag Services (Netherlands) B.V.
Its: Managing Director B